Exhibit 99

Media Contacts:	Investor Contacts:
Susan Busch, Senior Director, Public Relations	Bill Seymour, Vice President, Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6122 or bill.seymour@bestbuy.com

Lisa Hawks, Director, Public Relations	Andrew Lacko, Senior Director, Investor Relations
(612) 291-6150 or lisa.hawks@bestbuy.com	(612) 291-6992 or andrew.lacko@bestbuy.com

Adam Hauser, Director, Investor Relations
(612) 291-4446 or adam.hauser@bestbuy.com

Best Buy Reports Fiscal Fourth Quarter and Full Year 2011 Results

Domestic gross profit margin expansion continues — significant increase in fiscal fourth quarter rate driven primarily by growth in mobile connections

Results include charges totaling $222 million related to the company’s previously announced restructuring initiatives to improve returns

Fiscal Fourth Quarter Performance Summary

(U.S. dollars in millions, except per share amounts)

	Three Months Ended
	February 26, 2011	February 27, 2010
Revenue	$16,256	$16,553
Comparable store sales % change[1]	(4.6)%	7.0%
Gross profit as % of revenue	24.3%	24.0%
SG&A as % of revenue	16.9%	16.3%
Operating income	$1,005	$1,283
Operating income as % of revenue	6.2%	7.8%
Net earnings	$651	$779
Diluted EPS	$1.62	$1.82

Adjusted Non-GAAP Results[2]
Gross profit as % of revenue	24.4%	24.0%
Operating income	$1,227	$1,283
Operating income as % of revenue	7.5%	7.8%
Net earnings	$798	$779
Diluted EPS	$1.98	$1.82

1   Our comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as  revenue related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of our calculation of the comparable store sales percentage change attributable to our International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, our method of calculating comparable store sales may not be the same as other retailers’ methods.

2   Excludes the impact of previously announced restructuring charges that the company incurred in the fourth quarter of fiscal 2011. Please see the appendix attached to this earnings release, titled “Reconciliation of Non-GAAP Financial Measures”.

Fiscal Fourth Quarter 2011 Highlights:

•                  Significant increase in connections transactions, driven primarily by continued growth in Best Buy Mobile.

•                  Gross profit rate expansion of 30 basis points year-over-year (40 basis points when adjusted to exclude the impact of the restructuring charges incurred in the fourth quarter of fiscal 2011) including the Domestic segment’s gross profit rate expansion of 80 basis points year-over-year (90 basis points on an adjusted basis), which represents the fourth consecutive quarter of year-over-year gross profit rate improvement.

•                  Tight cost controls and lower employee incentive costs result in 2 percent selling, general and administrative expenses (SG&A) dollar growth year-over-year.

•                  Effective tax rate of 31.4 percent driven primarily by the favorable resolution of certain non-recurring items and the impact of foreign operations.

•                  Previously announced actions to focus its international efforts and drive domestic supply chain efficiencies, which resulted in pre-tax restructuring charges totaling $222 million; annual pre-tax net savings from these efforts to be in the range of $60 million to $70 million when fully realized in fiscal 2013.

Fiscal Full Year 2011 Highlights:

•                  Revenue grew 1 percent year-over-year to $50.3 billion; online revenue grew 14 percent to $2.5 billion.

•                  Significant gross profit rate expansion of 60 basis points year-over-year (70 basis points on an adjusted basis), which includes the Domestic segment’s gross profit rate expansion of 90 basis points year-over-year.

•                  Operating income of $2.1 billion ($2.3 billion on an adjusted basis).

•                  Net earnings of $3.08 per diluted share versus net earnings per diluted share of $3.10 in fiscal 2010.

•                  Adjusted net earnings of $3.43 per diluted share, a 9 percent increase year-over-year, versus adjusted net earnings per diluted share of $3.15 in fiscal 2010.

•                  Company repurchased $1.2 billion, or 33 million shares of its common stock during the fiscal year which represents approximately 8 percent of the company’s outstanding stock at the beginning of the fiscal year.

MINNEAPOLIS, March 24, 2011 — Best Buy Co., Inc. (NYSE: BBY), the world’s leading specialty retailer of consumer electronics, today reported net earnings of $651 million, or $1.62 per diluted share, for its fiscal fourth quarter ended on Feb. 26, 2011 compared with $779 million, or $1.82 per diluted share, for the prior-year period.

The company reported that it recorded pre-tax restructuring charges totaling $222 million in its fiscal fourth quarter. These charges are consistent with the company’s previously announced plans to restructure its international operations in order to enhance returns and to drive supply chain efficiencies in its Domestic segment. Excluding these charges, adjusted net earnings for the fiscal fourth quarter were $798 million, or $1.98 per diluted share, which represented a 9 percent increase over the prior year. For a comprehensive GAAP to non-GAAP reconciliation of the reported to adjusted results, refer to the supplemental schedule on page 12 of this news release.

Diluted earnings per share for the fiscal year totaled $3.08, compared with $3.10 in fiscal 2010. Adjusted diluted earnings per share for the fiscal year totaled $3.43 compared to the previous year’s adjusted diluted earnings per share of $3.15. The company noted that restructuring charges were excluded from the company’s previously announced full-year guidance range of $3.20 to $3.40.

“Overall demand for key consumer electronics products was a challenge for the industry last year,” said Brian Dunn, CEO of Best Buy. “Thanks to the hard work and dedication of our employees, we accomplished several key initiatives during the year that helped to both partially mitigate these challenges and build critical capabilities for profitable growth such as continued growth in connections, actions taken to enhance our multi-channel efforts including online and improve returns in our international business.”

Continued Revenue Growth in Key Connectivity Categories

During the fourth quarter of fiscal 2011, Best Buy’s revenue decreased 2 percent to $16.3 billion, compared with revenue of $16.6 billion for the fourth quarter of fiscal 2010. The decrease reflected a 4.6 percent decline in comparable store sales, partially offset by the impact of net new stores in the past 12 months. The Domestic segment’s fiscal fourth quarter revenue totaled $12.1 billion, a decrease of 4 percent versus the prior-year period. The decrease was driven by a comparable store sales decline of 5.5 percent, as it followed a very strong 7.4 percent comparable store sales gain achieved in the previous year, partially offset by the addition of net new stores in the past 12 months. The Domestic segment experienced a low double-digit decline in entertainment hardware and software, as well as TVs, as current consumer demand in new television technologies had not yet emerged as a significant revenue driver. The Domestic segment also experienced a mid single-digit comparable store sales decline in mobile computing driven primarily by notebook computing as the company lapped significant growth last fiscal year due to the launch of Windows 7, partially offset by growth in new tablet computers. These declines were partially offset by a low double-digit comparable store sales increase in mobile phones, driven primarily by an increase in smart phone sales, as well as a high single-digit increase in Services and a mid single-digit increase in Appliances. The company also noted that its Domestic online revenue increased 11 percent in the fiscal fourth quarter versus the prior-year period.

The company estimates that for the three months ended January 31, 2011, its domestic market share improved slightly on a sequential basis from the three months ended October 31, 2010 but declined versus the prior year given competitive promotional activity early in the holiday season and the high market share levels experienced in the comparable period last year. The company noted that given the limited availability of external market data, its share estimates reflect only traditional consumer electronics hardware categories and exclude many categories where the company estimates it gained share and that are important to the company’s growth and profitability, such as mobile phones, tablets, connections and services.

The International segment’s fiscal fourth quarter revenue totaled $4.1 billion, an increase of 4 percent versus the prior-year period. The revenue gain was driven primarily by the impact of new stores in the past 12 months and the favorable impact of fluctuations in foreign currency exchange rates, partially offset by a 1.3 percent decrease in comparable store sales. Similar to trends in the Domestic segment, Canada reported a low single-digit comparable store sales decline in the fiscal fourth quarter due primarily to lower sales in categories such as entertainment hardware and software and TVs. Five Star reported a low single-digit comparable store sales decline in the fiscal fourth quarter due to the lapping of a 37 percent comparable store sales gain in the prior year period. Best Buy Europe reported a low single-digit increase in comparable store sales for the fiscal fourth quarter.

Continued Gross Margin Improvement

The company’s gross profit rate for the fiscal fourth quarter was 24.3 percent of revenue (24.4 percent on an adjusted basis), an increase of 40 basis points on an adjusted basis when compared to the fourth quarter of fiscal 2010. The Domestic segment gross profit rate for the fiscal fourth quarter was 24.4 percent (24.5 percent on an adjusted basis) an increase of 90 basis points on an adjusted basis versus the prior year period. The significant year-over-year increase was due primarily to growth in Best Buy Mobile and a lower mix of mobile computing. The company also noted that, consistent with the first nine months of the fiscal year, the classification of certain vendor support dollars from SG&A to gross margin also contributed to the margin rate gain. The International segment gross profit rate for the quarter was 23.9 percent (24.2 percent on an adjusted basis) compared to 25.4 percent for the prior-year period. The 120 basis point year-over-year adjusted gross profit rate decline was driven primarily by growth in the company’s business-to-business channel in Europe. This decrease was partially offset by continued margin improvement in the company’s Five Star business in China and by rate gains in Canada driven by strong store execution.

During the fiscal fourth quarter, Best Buy’s SG&A dollars grew 2 percent year-over-year to $2.7 billion as the net addition of new stores over the past 12 months was partially offset by lower incentive compensation costs. The company’s SG&A rate for the fiscal fourth quarter was 16.9 percent of revenue, an increase of 60 basis points when compared to the prior-year period. The rate increase was driven primarily by sales deleverage and the above noted classification of certain vendor support dollars from SG&A to gross margin.

Best Buy’s operating income in the fiscal fourth quarter totaled $1.0 billion ($1.2 billion on an adjusted basis), compared with operating income of $1.3 billion in the prior-year period. The Domestic segment reported fiscal fourth quarter operating income of $1.0 billion, a decrease of 6 percent on an adjusted basis when compared with operating income in the prior-year period. The International segment generated operating income of $19 million ($190 million on an adjusted basis) for the fiscal fourth quarter, an increase of 4 percent on an adjusted basis when compared with the prior-year period.

For the fiscal fourth quarter, the company reported an effective income tax rate of 31.4 percent. The effective income tax rate was lower than the prior-year due primarily to the favorable resolution of certain non-recurring items and the impact of foreign operations. The company estimates these items favorably affected the fourth quarter and full-year diluted EPS by approximately $0.12 and $0.11, respectively.

Connected World Initiatives

The company continues to advance its strategy to sell more mobile phone, broadband and TV connections to customers through the evolution of its product offerings and selling model. During the fiscal fourth quarter, the company’s Domestic segment drove continued growth in sales of subscriptions to voice, broadband and video service offerings. Best Buy Mobile’s growth currently accounts for a majority of these connections transactions.

Temporary Growth in Working Capital

The company reported that working capital temporarily increased year-over-year at the end of its fiscal year driven primarily by several items which it believes were principally timing in nature. Fiscal fourth quarter year-over-year inventory increased 7.5 percent with approximately half of this increase driven by inventory to support new stores and changes in foreign currency. Another driver of the change was a 2 percent year-over-year increase in the company’s Domestic comparable store inventories principally in support of Best Buy Mobile sales growth, which reflected an improvement compared to the 8 percent year-over-year increase the company reported in the third fiscal quarter. The company also noted lower accounts payable balances year-over-year at fiscal year-end due primarily to reduced inventory receipts in January and February in response to holiday sales trends. The company expects these items will return to more normalized levels and are expected to improve cash flow in the first half of fiscal 2012.

Stock Repurchases Total $1.2 Billion for Fiscal 2011

During the fourth quarter of fiscal 2011, the company repurchased approximately $70 million, or 2 million shares of its common stock at an average price of $35.66 per share. During fiscal 2011, the company repurchased approximately $1.2 billion, or 33 million shares of its common stock at an average price of $36.62 per share. The company also noted that it has approximately $1.3 billion remaining capacity under its existing share repurchase authorization as of the end of the fiscal fourth quarter. On January 25th, 2011, the company paid a dividend of $0.15 per common share then outstanding, or $59 million in the aggregate.

Best Buy Establishes Fiscal 2012 EPS Outlook

“In fiscal 2011, we executed deliberate plans to drive growth in profitable areas of our business, focus and restructure our international portfolio to enhance returns and improve our capital allocation strategy,” said Jim Muehlbauer, Best Buy’s executive vice president of finance and CFO. “In fiscal 2012, we plan to continue these themes and expect challenges in the macro environment will continue to impact consumer spending within the retail and CE industries.  Accordingly, our plans for the year include a range of potential outcomes to reflect this environment while also continuing prudent investments in profitable growth areas of our business and managing costs.”

The company’s earnings guidance range for the fiscal year ending on March 3, 2012, includes the following assumptions:

Financial Guidance:

•                  Revenue of $51 billion to $52.5 billion, an increase of 1 percent to 4 percent, including the inclusion of a 53rd week in the fourth fiscal quarter of 2012, which the company anticipates will favorably impact full-year revenue by 1.5 percent to 2.0 percent.

•                  Comparable store sales of flat to a 3 percent decline.

•                  SG&A dollars to increase approximately 4 percent.

•                  Operating income dollars of flat to a 7 percent increase.

•                  Effective income tax rate of 36 percent to 37 percent.

•                  Capital expenditures of approximately $800 million.

•                  Net earnings per diluted share of $3.28 to $3.53.

•                  Adjusted net earnings per diluted share of $3.30 to $3.55, which excludes the impact of the previously announced restructuring charges and potential fiscal 2012 share repurchases.

More details regarding historical store counts and square footage are available on the company’s Web site at www.bby.com under “Investor Relations.” Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Time (9 a.m. Central Time) on March 24th, 2011. The call is expected to be available on its Web site www.bby.com both live and after the call. The public may access the call by clicking on “Investor Relations.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, changes in consumer preferences, credit market constraints, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions and integration challenges relating to new ventures.  A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on April 28, 2010. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

With operations in the United States, Canada, Europe, China and Mexico, Best Buy is a multinational retailer of technology and entertainment products and services with a commitment to growth and innovation. The Best Buy family of brands and partnerships collectively generates more than $50 billion in annual revenue and includes brands such as Best Buy, Audiovisions, Best Buy Mobile, The Carphone Warehouse, Five Star, Future Shop, Geek Squad, Magnolia Audio Video, Napster, Pacific Sales, and The Phone House. Approximately 180,000 employees apply their talents to help bring the benefits of these brands to life for customers through retail locations, multiple call centers and Web sites, in-home solutions, product delivery and activities in our communities. Community partnership is central to the way Best Buy does business. In fiscal 2011, the company donated approximately $25 million to improve the vitality of the communities where its employees and customers live and work. For more information about Best Buy, visit www.bby.com.

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

	Three Months Ended		Twelve Months Ended
	Feb. 26, 2011	Feb. 27, 2010	Feb. 26, 2011	Feb. 27, 2010
Revenue	$16,256	$16,553	$50,272	$49,694
Cost of goods sold:
Cost of goods sold	12,289	12,576	37,611	37,534
Restructuring charges – cost of goods sold	24	—	24	—
Total cost of goods sold	12,313	12,576	37,635	37,534
Gross profit	3,943	3,977	12,637	12,160
Gross profit %	24.3%	24.0%	25.1%	24.5%
Selling, general and administrative expenses	2,740	2,694	10,325	9,873
SG&A %	16.9%	16.3%	20.5%	19.9%
Restructuring charges	198	—	198	52
Operating income	1,005	1,283	2,114	2,235
Operating income %	6.2%	7.8%	4.2%	4.5%
Other income (expense)
Investment income and other	18	16	51	54
Interest expense	(23)	(26)	(87)	(94)
Earnings before income taxes and equity in earnings of affiliates	1,000	1,273	2,078	2,195
Income tax expense	314	464	714	802
Effective tax rate	31.4%	36.4%	34.4%	36.5%
Equity in earnings of affiliates	2	1	2	1
Net earnings including noncontrolling interests	688	810	1,366	1,394
Net earnings attributable to noncontrolling interests	(37)	(31)	(89)	(77)
Net earnings attributable to Best Buy Co., Inc.	$651	$779	$1,277	$1,317

Earnings per share attributable to Best Buy Co., Inc.
Basic	$1.65	$1.86	$3.14	$3.16
Diluted[1]	$1.62	$1.82	$3.08	$3.10

Dividends declared per common share	$0.15	$0.14	$0.58	$0.56

Weighted average Best Buy Co., Inc. common shares outstanding (in millions)
Basic	393.3	418.5	406.1	416.8
Diluted[1]	403.4	429.6	416.5	427.5

1                   The calculation of diluted earnings per share assumes the conversion of our convertible debentures due in 2022 into 8.8 million shares of common stock and adds back the related after-tax interest expense of $1.5 for both the three months ended February 26, 2011 and February 27, 2010, respectively, and $5.8 and $5.9 for the twelve months ended February 26, 2011 and February 27, 2010, respectively.

–Balance Sheets Follow –

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	Feb. 26,	Feb. 27,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$1,103	$1,826
Short-term investments	22	90
Receivables	2,348	2,020
Merchandise inventories	5,897	5,486
Other current assets	1,103	1,144
Total current assets	10,473	10,566
Net property & equipment	3,823	4,070
Goodwill	2,454	2,452
Tradenames	133	159
Customer relationships	203	279
Equity and other investments	328	324
Other assets	435	452
TOTAL ASSETS	$17,849	$18,302

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$4,894	$5,276
Accrued liabilities	2,771	3,004
Short-term debt	557	663
Current portion of long-term debt	441	35
Total current liabilities	8,663	8,978
Long-term liabilities	1,183	1,256
Long-term debt	711	1,104
Equity	7,292	6,964
TOTAL LIABILITIES & EQUITY	$17,849	$18,302

Segment Results and Revenue Mix (Unaudited and subject to reclassification)

Consolidated Performance Summary (U.S. dollars in millions)

	Three Months Ended		Twelve Months Ended
	Feb. 26, 2011	Feb. 27, 2010	Feb. 26, 2011	Feb. 27, 2010
Revenue	$16,256	$16,553	$50,272	$49,694
Comparable store sales % change[1]	(4.6)%	7.0%	(1.8)%	0.6%
Gross profit as % of revenue	24.3%	24.0%	25.1%	24.5%
SG&A as % of revenue	16.9%	16.3%	20.5%	19.9%
Operating income	$1,005	$1,283	$2,114	$2,235
Operating income as % of revenue	6.2%	7.8%	4.2%	4.5%
Adjusted gross profit as % of revenue[2]	24.4%	24.0%	25.2%	24.5%
Adjusted operating income[2]	$1,227	$1,283	$2,336	$2,287
Adjusted operating income as % of revenue[2]	7.5%	7.8%	4.7%	4.6%

Domestic Performance Summary (U.S. dollars in millions)

	Three Months Ended		Twelve Months Ended
	Feb. 26, 2011	Feb. 27, 2010	Feb. 26, 2011	Feb. 27, 2010
Revenue	$12,117	$12,584	$37,186	$37,314
Comparable store sales % change[1]	(5.5)%	7.4%	(3.0)%	1.7%
Gross profit as % of revenue	24.4%	23.6%	25.1%	24.2%
SG&A as % of revenue	15.9%	14.9%	19.6%	18.6%
Operating income	$986	$1,100	$2,031	$2,071
Operating income as % of revenue	8.1%	8.7%	5.5%	5.6%
Adjusted gross profit as % of revenue[2]	24.5%	23.6%	25.1%	24.2%
Adjusted operating income[2]	$1,037	$1,100	$2,082	$2,096
Adjusted operating income as % of revenue[2]	8.6%	8.7%	5.6%	5.6%

International Performance Summary (U.S. dollars in millions)

	Three Months Ended		Twelve Months Ended
	Feb. 26, 2011	Feb. 27, 2010	Feb. 26, 2011	Feb. 27, 2010
Revenue	$4,139	$3,969	13,086	$12,380
Comparable store sales % change[1]	(1.3)%	5.5%	2.4%	(3.7)%
Gross profit as % of revenue	23.9%	25.4%	25.1%	25.3%
SG&A as % of revenue	19.7%	20.7%	23.3%	23.8%
Operating income	$19	$183	$83	$164
Operating income as % of revenue	0.5%	4.6%	0.6%	1.3%
Adjusted gross profit as % of revenue[2]	24.2%	25.4%	25.2%	25.3%
Adjusted operating income[2]	$190	$183	$254	$191
Adjusted operating income as % of revenue[2]	4.6%	4.6%	1.9%	1.5%

1   Our comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of our calculation of the comparable store sales percentage change attributable to our International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, our method of calculating comparable store sales may not be the same as other retailers’ methods.

2   A reconciliation of these non-GAAP measures to their GAAP equivalents is presented in the appendix attached to this news release, titled “Reconciliation of Non-GAAP Financial Measures.”

Domestic Category Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	Feb. 26, 2011	Feb. 27, 2010	Feb. 26, 2011	Feb. 27, 2010
Consumer Electronics	39%	39%	(6.5)%	4.2%
Home Office	34%	33%	(2.5)%	21.7%
Entertainment Hardware & Software	17%	18%	(14.3)%	(4.9)%
Appliances	4%	4%	6.5%	6.5%
Services[1]	5%	5%	7.5%	(2.3)%
Other	1%	1%	n/a	n/a
Total	100%	100%	(5.5)%	7.4%

1 The services revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

International Category Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	Feb. 26, 2011	Feb. 27, 2010	Feb. 26, 2011	Feb. 27, 2010
Consumer Electronics	23%	23%	(6.5)%	(3.1)%
Home Office	54%	51%	3.1%	5.9%
Entertainment Hardware and Software	7%	8%	(9.9)%	0.3%
Appliances	8%	8%	0.6%	46.1%
Services[1]	8%	10%	(5.3)%	5.6%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	(1.3)%	5.5%

1 The services revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

($ IN MILLIONS)

The following information provides reconciliations of non-GAAP financial measures presented in the accompanying news release to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

As used in the accompanying news release, the company defines adjusted gross profit, adjusted operating income, adjusted net earnings and adjusted diluted earnings per share for the periods presented as its reported gross profit, operating income, net earnings and diluted earnings per share for those periods calculated in accordance with GAAP adjusted to exclude the effects of the restructuring charges.

These non-GAAP financial measures provide investors with an understanding of the company’s gross profit, operating income, net earnings and diluted earnings per share adjusted to exclude the effect of the charges described above.  These non-GAAP financial measures assist investors in making a ready comparison of the company’s gross profit, operating income, net earnings and diluted earnings per share for its fiscal quarter and year ended February 26, 2011, as well as for the fiscal year ended February 27, 2010, against the company’s results for the respective prior-year periods and against recent, published analysts’ estimates of the company’s diluted earnings per share for those periods that may not have included the effect of such charges. Additionally, management uses these non-GAAP financial measures as an internal measure to analyze trends, allocate resources and analyze underlying operating performance.

The following tables reconcile gross profit, operating income, net earnings and diluted earnings per share for the periods presented (GAAP financial measures) to adjusted gross profit, adjusted operating income, adjusted net earnings and adjusted diluted earnings per share (non-GAAP financial measures) for the periods presented.

	Three Months		Twelve Months		Twelve Months
	Ended		Ended		Ended
	Feb. 26, 2011		Feb. 26, 2011		Feb. 27, 2010
	$	% of Revenue	$	% of Revenue	$	% of Revenue
Domestic
Gross profit	$2,954	24.4%	$9,349	25.1%	$9,025	24.2%
Restructuring charges - COGS	10	0.1%	10	0.0%	—	—
Adjusted gross profit	$2,964	24.5%	$9,359	25.1%	$9,025	24.2%

Operating income	$986	8.1%	$2,031	5.5%	$2,071	5.6%
Restructuring charges - COGS	10	0.1%	10	0.0%	—	—
Restructuring charges - Other	41	0.4%	41	0.1%	25	0.0%
Adjusted operating income	$1,037	8.6%	$2,082	5.6%	$2,096	5.6%

International
Gross profit	$989	23.9%	$3,288	25.1%	$3,135	25.3%
Restructuring charges - COGS	14	0.3%	14	0.1%	—	—
Adjusted gross profit	$1,003	24.2%	$3,302	25.2%	$3,135	25.3%

Operating income	$19	0.5%	$83	0.6%	$164	1.3%
Restructuring charges - COGS	14	0.3%	14	0.1%	—	—
Restructuring charges - Other	157	3.8%	157	1.2%	27	0.2%
Adjusted operating income	$190	4.6%	$254	1.9%	$191	1.5%

Consolidated
Gross profit	$3,943	24.3%	$12,637	25.1%	$12,160	24.5%
Restructuring charges - COGS	24	0.1%	24	0.1%	—	—
Adjusted gross profit	$3,967	24.4%	$12,661	25.2%	$12,160	24.5%

Operating income	$1,005	6.2%	$2,114	4.2%	$2,235	4.5%
Restructuring charges - COGS	24	0.1%	24	0.1%	—	—
Restructuring charges - Other	198	1.2%	198	0.4%	52	0.1%
Adjusted operating income	$1,227	7.5%	$2,336	4.7%	$2,287	4.6%

Net earnings	$651		$1,277		$1,317
After-tax impact of restructuring charges - COGS	16		16		—
After-tax impact of restructuring charges - Other	131		131		25
Adjusted net earnings	$798		$1,424		$1,342

Diluted EPS	$1.62		$3.08		$3.10
Per share impact of restructuring charges - COGS	0.04		0.04		—
Per share impact of restructuring charges - Other	0.32		0.31		0.05
Adjusted diluted EPS	$1.98		$3.43		$3.15